EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown
Senior Vice President,
Chief Information Officer
and Investor Relations
Foot Locker, Inc.
(212)720-4254

FOOT LOCKER, INC. REPORTS FOURTH QUARTER; FISCAL YEAR RESULTS

NEW YORK, NY, March 4, 2009 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and full year ended January 31, 2009. For comparison purposes, the Company’s fourth quarter and full year results are being presented on a GAAP and non-GAAP adjusted basis. A reconciliation of the Company’s reported GAAP results to its non-GAAP adjusted results is included as a supplement to this press release.

Financial Results Presented

In preparing the Consolidated Financial Statements of Foot Locker, Inc. for its 2008 fiscal year, the Company discovered errors in its calculation of income tax expense for its 2007 fiscal year. The net income and earnings per share for the 2007 fourth quarter and full year periods, as presented in this press release, have been decreased by $9 million, or $0.06 per share, from the amounts previously reported, to reflect the Company’s preliminary estimate of the effect of those errors on its financial statements. The Company’s 2008 Form 10-K, which is scheduled to be filed on or before April 1, 2009, will reflect the final income tax expense calculations which may change the Company’s 2007 and 2008 net income and earnings per share from that presented in this press release.

Fourth Quarter Financial Results

For the fourth quarter, the Company reported a net loss of $126 million, or $0.82 per share, this year as compared with net income of $72 million, or $0.46 per share, last year. The Company’s results included non-cash impairment charges, store closing program costs and discontinued operations in both years, and an income tax valuation allowance adjustment last year that, in total, decreased net income in 2008 by $164 million, or $1.06 per share, and increased net income in 2007 by $48 million, or $0.31 per share.

Income from continuing operations, before the non-cash impairment charges, store closing expenses and income tax valuation allowance adjustments, was $38 million, or $0.24 per share, this year, versus $24 million, or $0.15 per share, last year.

Fourth quarter sales were $1,317 million, compared with sales of $1,482 million for the corresponding prior year period. Excluding the effect of foreign currency fluctuations, total sales for the fourth quarter decreased 7.3 percent. Comparable-store sales decreased 7.3 percent.

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“Our fourth quarter sales reflected a very challenging external environment, as consumer spending weakened and mall traffic declined,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Despite the difficult selling climate, we generated a 60 percent increase in our adjusted income from continuing operations per share versus the fourth quarter of last year, due primarily to a significantly increased gross margin rate and lower operating expenses. Additionally, we ended the year with a strong balance sheet and our merchandise inventory is positioned well for 2009.”

Fiscal Year Financial Results

The Company reported a net loss of $81 million, or $0.53 per share, for the full fiscal year in 2008 as compared with net income of $38 million, or $0.24 per share, in 2007. The Company’s results included non-cash impairment charges, store closing program costs and discontinued operations in both years, and an income tax valuation allowance adjustment in last year’s results that, in total, decreased net income in 2008 by $185 million, or $1.20 per share, and increased net income in 2007 by $17 million, or $0.11 per share.

Excluding the non-cash impairment charges, store closing expenses and income tax valuation allowance adjustments, the Company’s income from continuing operations was $104 million, or $0.67 per share, this year, versus $55 million, or $0.35 per share, last year.

Sales for the full year were $5,237 million, compared with sales of $5,437 million for the corresponding prior year period. Excluding the effect of foreign currency fluctuations, total sales for the full year decreased 4.0 percent. Comparable-store sales decreased 3.2 percent.

Financial Position

At year end, the Company’s cash and short-term investments totaled $408 million. Its total cash position, net of debt, of $266 million was $6 million lower than last year reflecting the Company’s $145 million capital expenditure program, $93 million shareholder dividend payments and $103 million cash acquisition of CCS.

Merchandise inventory at year end was $1,117 million, which was $164 million, or 12.8 percent, less than at the end of last year.

Store Base Update

During the year, the Company opened 64 stores and remodeled or relocated 230 stores. The Company also closed 208 stores in 2008, most of which were unproductive. At January 31, 2009, the Company operated 3,641 stores in 21 countries in North America, Europe and Australia. In addition, 17 franchised stores are currently operating in the Middle East and South Korea.

2009 Focus

Given the challenging external environment, the Company has taken several steps to enhance its ability to generate strong positive cash flow in 2009 and help ensure that it maintains a strong financial position. These steps include decreasing its capital expenditure program for 2009 to $100 million and reducing its operating expenses and merchandise inventory purchases to reflect the current sales environment.

The Company’s capital expenditure plan for 2009 provides the funds necessary to open approximately 25 new stores, remodel or relocate up to 150 stores, maintain its ongoing store maintenance program and undertake projects designed to keep the Company’s infrastructure current. The Company may increase its capital expenditure program later in the year if business conditions warrant.

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“We believe that planning our business conservatively is the most appropriate strategy for 2009, given the weak economic conditions that currently exist in the global marketplace,” stated Mr. Serra. “Due to the uncertain impact that the external environment may have on our business, we do not believe that it is appropriate to provide earnings guidance for 2009. We are confident, however, that we are positioned correctly for the current year and determined to meet the challenges that may lie ahead.”

The Company is hosting a live conference call at 9:00 a.m. (ET) on Thursday, March 5, 2009 to discuss these results and provide some comments on the current business environment. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 p.m. on Thursday, March 12, 2009.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, further deterioration of global financial markets, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended January 31, 2009 and February 2, 2008
(In millions, except per share amounts)

	Fourth	Fourth
	Quarter	Quarter
	2008	2007

Sales	$1,317	$1,482

Cost of sales	939	1,105
Selling, general and administrative expenses	289	311
Depreciation and amortization	33	34
Impairment charges & store closing program costs	236	23
Interest expense, net	1	1
Other expense (income)	(1)	(2)
	1,497	1,472
Income (loss) from continuing operations before income taxes	(180)	10
Income tax benefit	(55)	(61)
Income (loss) from continuing operations	(125)	71
Discontinued operations, net of tax	(1)	1
Net income (loss)	$(126)	$72

Diluted EPS:
Income (loss) from continuing operations	$(0.82)	$0.45
Discontinued operations, net of tax	—	0.01
Net income (loss)	$(0.82)	$0.46

Weighted-average diluted shares outstanding	154.1	154.9

	Year-To-Date	Year-To-Date
	2008	2007
Sales	$5,237	$5,437

Cost of sales	3,777	4,017
Selling, general and administrative expenses	1,174	1,176
Depreciation and amortization	130	166
Impairment charges & store closing program costs	259	128
Interest expense, net	5	1
Other expense (income)	(8)	(1)
	5,337	5,487
Income (loss) from continuing operations before income taxes	(100)	(50)
Income tax benefit	(20)	(86)
Income (loss) from continuing operations	(80)	36
Discontinued operations, net of tax	(1)	2
Net income (loss)	$(81)	$38

Diluted EPS:
Income (loss) from continuing operations	$(0.53)	$0.23
Discontinued operations, net of tax	—	0.01
Net income (loss)	$(0.53)	$0.24

Weighted-average diluted shares outstanding	154.0	155.6

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Reconciliation of Income from continuing operations from a GAAP-reported basis to a non-GAAP basis
(unaudited)
Periods ended January 31, 2009 and February 2, 2008
(In millions, except per share amounts)

	Fourth	Fourth
	Quarter	Quarter
	2008	2007
Income (loss) from continuing operations:
GAAP basis	$(125)	$71
Additions / (Subtractions), after-tax:
Impairment charges:
Store assets (1)	41	14
Goodwill and other intangibles (2)	122	—
Total impairment charges	163	14
Store closing program costs (5)	—	1
Income tax valuation allowance adjustment (6)	—	(62)
Non-GAAP adjusted basis	$38	$24
Income (loss) from continuing operations per share:
GAAP basis	$(0.82)	$0.45
Additions / (Subtractions), after-tax:
Total impairment charges	1.06	0.09
Store closing program costs	—	0.01
Income tax valuation allowance adjustment	—	(0.40)
Non-GAAP adjusted basis	$0.24	$0.15

	Year-To-Date	Year-To-Date
	2008	2007

Income (loss) from continuing operations:
GAAP basis	$(80)	$36
Additions / (Subtractions), after-tax:
Impairment charges:
Store assets (1)	41	78
Goodwill and other intangibles (2)	122	-
Note receivable –Northern Group (3)	15	-
Money Market fund (4)	3	-
Total impairment charges	181	78
Store closing program costs (5)	3	3
Income tax valuation allowance adjustment (6)	-	(62)
Non-GAAP adjusted basis	$104	$55
Income (loss) from continuing operations per share:
GAAP basis	$(0.53)	$0.23
Additions / (Subtractions), after-tax:
Total impairment charges	1.18	0.50
Store closing program costs	0.02	0.02
Income tax valuation allowance adjustment	-	(0.40)
Non-GAAP adjusted basis	$0.67	$0.35

(1)	2008 and 2007 amounts include charges to write down long-lived assets of the Company’s U.S. store operations pursuant to SFAS No. 144.

(2)	2008 amount relates primarily to the write down of goodwill associated with the Company’s prior acquisitions of Champs Sports and Footaction.

(3)	2008 full year results include the write down of the value of a note receivable from the purchaser of the Company’s former Northern Group Operation in Canada.

(4)	2008 full year results include the write down of the value of a short-term money market security pursuant to SFAS No. 115.

(5)	2008 and 2007 amounts relate to costs of closing unproductive stores.

(6)	2007 amount relates to decreasing a Canadian income tax valuation allowance.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	January 31,	February 2,
	2009	2008
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$408	$493
Merchandise inventories	1,117	1,281
Other current assets	229	282
	1,754	2,056

Property and equipment, net	432	521
Deferred tax assets	349	238
Other assets	323	420
	$2,858	$3,235

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$184	$233
Accrued and other liabilities	232	278
	416	511

Long-term debt and obligations under capital leases	142	221
Other liabilities	393	250
SHAREHOLDERS’ EQUITY	1,907	2,253
	$2,858	$3,235

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FOOT LOCKER, INC.
Stores and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	January 31,	February 2,	February 3,
	2009	2008	2007
Foot Locker U.S.
Number of stores	1,218	1,275	1,368
Gross square footage	4,953	5,252	5,509
Selling square footage	2,946	3,134	3,243

Footaction
Number of stores	335	356	373
Gross square footage	1,568	1,662	1,744
Selling square footage	974	1,026	1,076

Lady Foot Locker
Number of stores	486	526	557
Gross square footage	1,077	1,177	1,243
Selling square footage	615	668	700

Kids Foot Locker
Number of stores	305	321	335
Gross square footage	734	782	810
Selling square footage	434	464	483

Champs Sports
Number of stores	565	576	576
Gross square footage	3,034	3,130	3,138
Selling square footage	2,032	2,125	2,143

Foot Locker International
Number of stores	732	731	733
Gross square footage	2,135	2,117	2,109
Selling square footage	1,091	1,087	1,095

Total Stores Operated
Number of stores	3,641	3,785	3,942
Gross square footage	13,501	14,120	14,553
Selling square footage	8,092	8,504	8,740

Total Franchised Stores
Number of stores	17	10	3
Gross square footage	62	33	9
Selling square footage	42	22	6

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